UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2015

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA.
(Address of Principal Executive Offices)

94608
(Zip Code)

(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 10, 2015, NMI Holdings, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for a term loan credit facility in the amount of $150 million that matures on November 10, 2018. The Company’s obligations under the Credit Agreement are guaranteed (the “Guarantee”) by one of its subsidiaries, NMI Services, Inc. (the “Guarantor”). The Company’s and the Guarantor’s obligations under the Credit Agreement and the Guarantee, respectively, are secured by first-priority liens on substantially all the assets of the Company and the Guarantor, respectively, subject to certain exceptions.

The Company is required to make quarterly amortization payments in the amount of 1% per annum of the initial principal amount of the loans under the Credit Agreement. Borrowings under the Credit Agreement bear interest at a variable rate per annum equal to, at the Company’s option, (i) the Eurodollar Rate (as defined in the Credit Agreement) plus 7.50% (subject to a Eurodollar Rate floor of 1.00% per annum), or (ii) the Base Rate (as defined in the Credit Agreement) plus 6.50% (subject to a Base Rate floor of 2.00% per annum).

The Credit Agreement contains restrictions and covenants applicable to the Company and its subsidiaries. Among other requirements, the Company may not permit (i) the debt to total capitalization ratio of the Company and its subsidiaries to exceed 35% as of the last day of any fiscal quarter, (ii) the aggregate amount of unrestricted cash and cash equivalents held by the Company as of any date to be less than the sum of all remaining scheduled interest payments and amortization payments in respect of the loans under the Credit Agreement as of such date (excluding principal and interest scheduled to be paid on the maturity date) or (iii) total shareholders’ equity of the Company and its subsidiaries to be less than $307,788,750 as of the last day of any fiscal quarter. In addition, the Company’s primary insurance subsidiary, National Mortgage Insurance Corporation, must remain at all times in compliance with all applicable “financial requirements” imposed pursuant to Private Mortgage Insurer Eligibility Requirements published by the Federal Home Loan Mortgage Corporation, when and to the extent such financial requirements are effective, subject to any allowed transition period or forbearance thereunder.

The Credit Agreement also contains customary covenants that limit, among other things, the ability of the Company and its subsidiaries to (i) incur indebtedness, (ii) incur liens on their property, (ii) pay dividends or make other distributions, (iii) sell their assets, (iv) make certain loans or investments, (v) merge or consolidate and (vi) enter into transactions with affiliates, in each case subject to certain exceptions. The Credit Agreement contains customary events of default.

The foregoing summary of the terms of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

On November 10, 2015, the Company issued a press release announcing its entry into the Credit Agreement. The press release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

4.1	Credit Agreement, dated November 10, 2015, between NMI Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press Release of NMI Holdings, Inc., dated November 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: November 10, 2015	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Assistant General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Credit Agreement, dated November 10, 2015, between NMI Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press Release of NMI Holdings, Inc., dated November 10, 2015.

i